Exhibit 10.13

TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is made effective as of March 19, 2008 (the “Effective Date”) and entered into by and between Surgi-Vision, Inc., a Delaware corporation (“SVI”), and Cardiac Pacemakers, Inc. (“CPI”) (individually, a “Party” and collectively, the “Parties”).

WHEREAS, the Parties have entered into a Development Agreement (the “Development Agreement”) concurrent with this Agreement wherein the Parties have agreed to develop technology relating to implantable medical leads for cardiac applications;

WHEREAS, SVI is the sole owner or exclusive licensee in the Implantable Cardiac Field of the Surgi-Vision IP;

WHEREAS, SVI has previously entered into the Bionics Agreements with Bionics, pursuant to which Bionics has certain ownership and other exclusive rights to certain of SVI’s Intellectual Property in the field of neuromodulation;

WHEREAS, SVI desires to have the Surgi-Vision IP further developed and commercialized and is willing to grant CPI a field-limited license to the Surgi-Vision IP in exchange for the license fee and royalty payments set forth in this Agreement; and

WHEREAS, CPI desires to acquire an exclusive license in the Implantable Cardiac Field under the Surgi-Vision IP.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.  Definitions.

A.

“Affiliate” of a Person is a Person controlling, controlled by or under common control with the Person specified. “Controlling”, “controlled” or “control” means owning greater than 50% of the voting equity interests of a Person, either directly or indirectly through one or more intermediaries in which it has such an interest, or otherwise having the power to direct the management of that Person.

B.	“Arbitrators” has the meaning ascribed thereto in Section 4(F)(iii).

C.

“Billabong Patents” means (i) the Patents listed on Exhibit A, and (ii) any claims of any future Patent which claim and are entitled to claim (in whole but not in part, so long as neither CPI nor any of its Affiliates files any claims in a continuation-in-part Patent which require new matter for support for the primary purpose of avoiding, circumventing, evading or minimizing its payment obligations to SVI hereunder or pursuant to the Development Agreement) priority to a Patent covered by the preceding clause (i) (e.g., claims in a continuation-in-part Patent which require new matter for support are not Billabong Patents, so long as neither CPI nor any of its Affiliates files any claims in a continuation-in-part Patent which require new matter for support for the primary purpose of avoiding, circumventing, evading or minimizing its payment obligations to SVI hereunder or pursuant to the Development Agreement).

D.

“Bionics” means Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), a wholly-owned indirect subsidiary of Boston Scientific Corporation and an Affiliate of CPI.

E.

“Bionics Agreements” means the following agreements: (i) the Bionics Lead Development Agreement, (ii) that certain Amended and Restated Multiple Advance Secured Convertible Promissory Note dated as of June 30, 2007 made by SVI and payable to Bionics (as may be further amended, restated, supplemented or otherwise modified from time to time), (iii) the Bionics License Agreement, and (iv) that certain Security Agreement dated as of December 30, 2005 by and between SVI and Bionics (as amended by that certain Omnibus Amendment dated as of June 30, 2007, and as may be further amended, supplemented, or otherwise modified from time to time).

F.	“Bionics Amendment” means that certain Omnibus Amendment No. 2 to the Bionics Lead Development Agreement and Bionics License Agreement dated as of the date hereof by and between SVI and Bionics.

G.

“Bionics Lead Development Agreement” means that certain System and Lead Development and Transfer Agreement dated as of December 30, 2005, as amended by that certain Amendment No. 1 dated as of May 31, 2006, as further amended by that certain Omnibus Amendment dated June 30, 2007, as further amended by the Bionics Amendment (as may be further amended, supplemented or otherwise modified from time to time).

H.

“Bionics License Agreement” means that certain License Agreement dated as of December 30, 2005, as amended by that certain Omnibus Amendment dated June 30, 2007, as further amended by the Bionics Amendment (as may be further amended, supplemented or otherwise modified from time to time).

I.	“Brady Lead” has the meaning ascribed thereto in the Project Plan attached as Exhibit A to the Development Agreement.

J.

“BSC Controlled Surgi-Vision IP” means the Patents included in (i) the Surgi-Vision IP, (ii) the Existing Intellectual Property under which Bionics holds a license under the Bionics Agreements, and (iii) any Future Intellectual Property and Joint Intellectual Property conceived and reduced to practice prior to the Effective Date and under which Bionics holds a license under the Bionics Agreements. For the avoidance of any doubt whatsoever, in no event shall BSC Controlled Surgi-Vision IP include any IPR in and to Intellectual Property owned by or licensed to SVI that is not related to the Field.

K.	“BSC Core Product Information” means that core product information proprietary to CPI which is listed on Exhibit C hereto (as may be updated from time to time by CPI upon notice to SVI).

L.

“Change in Control” means any transaction or series of transactions (whether or not related), including a merger, consolidation, exchange, sale of equity securities, recapitalization, sale of assets, dissolution or liquidation, pursuant to which any Person or group of Persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires (directly or indirectly) (i) equity securities possessing the voting power to elect a majority of a Party’s (or a successor’s) board of directors (or equivalent body) or a majority of the voting equity interests in a Party (or a successor thereto) or (ii) all or substantially all of the assets of a Party.

M.	“Claim” means any allegation, demand, investigation, suit, proceeding, claim, settlement or compromise.

N.

“Commercial Sale” means sale by CPI or any of its Affiliates of a Royalty Product to a Third Party (including, without limitation, any of CPI’s or its Affiliates’ distributors), but specifically excludes (a) transfers to Third Parties for use during pre-clinical or clinical testing, or for physician preference testing, teaching or experimental purposes, provided that neither CPI or its Affiliates receive monetary consideration therefore, and (b) transfers of Royalty Products among CPI and its Affiliates prior to sales to Third Parties.

O.

“Confidential Information” means information which, prior to or during the Term (including pursuant to the Earlier Confidentiality Agreement) is disclosed or shared by one Party to the other Party or generated or developed by one or both Parties, including information that was disclosed, shared, generated or developed under the Earlier Confidentiality Agreement, that the non-owning Party has a reasonable basis to believe is confidential to the owning Party or has been marked or orally designated by the owning Party as confidential.

P.	“CPR” has the meaning ascribed thereto in Section 4(E)(ii).

Q.	“Cure Period” has the meaning ascribed thereto in Section 7(B)(i).

R.	“Damages” has the meaning ascribed thereto in Section 13(A).

S.	“Definitive Agreements” means this Agreement and the Development Agreement, collectively.

T.	“Development IP” has the meaning ascribed thereto in the Development Agreement.

U.

“Earlier Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement entered into by the Parties on August 20, 2006, as amended by the First Amendment to the Mutual Nondisclosure Agreement entered into by the Parties on September 5, 2007.

V.	“Effective Date” is defined in the introductory paragraph.

W.	“Existing Intellectual Property” has the meaning ascribed thereto in Section 4.8 of the Bionics Lead Development Agreement.

X.	“Field” means the Implantable Cardiac Field and the Neuro Field, collectively.

Y.	“Future Intellectual Property” has the meaning ascribed thereto in Section 7.6 of the Bionics Lead Development Agreement.

Z.

“Governmental Authority” means any domestic or foreign, federal, national, state, multi-state, international, multinational or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any court or other tribunal or judicial authority.

AA.	“Heart Failure Lead” has the meaning ascribed thereto in the Project Plan attached as Exhibit A to the Development Agreement.

BB.	“Indemnified Party” has the meaning ascribed thereto in Section 13(A).

CC.	“Indemnifying Party” has the meaning ascribed thereto in Section 13(A).

DD.

“Implantable Cardiac Field” means the field of implantable medical leads for all cardiac applications (including nerve stimulation for intentionally affecting the heart), including implantable leads for cardiac rhythm management, heart failure and defibrillation, and all uses, applications, research, design, development, manufacturing, and marketing of such implantable leads and all products related to such implantable leads, including but not limited to adaptors and components, for all cardiac applications.

EE.

“Infringe” means (as applicable, depending on the context of the subject or object of the word Infringe) to infringe, misappropriate, use or disclose without authorization or otherwise violate Intellectual Property Rights

(whether direct, indirect, contributory, inducement or otherwise). The words “Infringement” and “Infringing” have corresponding meanings.

FF.

“Intellectual Property” means intangible property that is legally protectable, including inventions, improvements, discoveries, conceptions, algorithms, integrated circuits, ideas, techniques, processes, designs, products, developments, specifications, methods, drawings, diagrams, tooling, models, software programs (including object code, source code and commenting), data, data analysis, data interpretation, written reports, Know-How, Trade Secrets, Confidential Information, documentation and copyrightable material whether patentable or non-patentable.

GG.	“Intellectual Property Rights” or “IPRs” means all rights under or to Intellectual Property.

HH.	“JHU” means the Johns Hopkins University.

II.

“JHU Agreements” means, collectively, (i) that certain License Agreement by and between SVI and JHU entered into on or around June 20, 1998, as amended by that certain Amendment to License Agreement dated as of January 15, 2000, and as further amended by that certain Addendum to License Agreement entered into on or around December 7, 2004, as in effect as of the Effective Date, (ii) that certain License Agreement by and between SVI and JHU entered into on or around December 7, 2006, as in effect as of the Effective Date; (iii) the consent letter dated December 27, 2005 signed by JHU, (iv) the consent letter dated August 7, 2007 signed by JHU, (v) the letter dated August 7, 2007 signed by Bionics, SVI and JHU, and (vi) the consent letter dated March 19, 2008 signed by SVI and JHU.

JJ.	“Joint Intellectual Property” has the meaning ascribed thereto in Section 11.1(b) of the Bionics Lead Development Agreement.

KK.

“Know-How” means all factual knowledge and information that gives a Person the ability to produce or market something that it otherwise would not have known how to produce or market with the same accuracy or precision, including all formulae, algorithms, processes, procedures, writings, data, protocols, techniques, proposals, designs, ideas, concepts, strategic, research and development information and related documentation business and other plans, research, inventions, and invention disclosure and all records of the foregoing.

LL.	“License” has the meaning ascribed thereto in Section 2(A).

MM.	“License Fee” has the meaning ascribed thereto in Section 3(E).

NN.	“Licensed Product” means any product in the Implantable Cardiac Field, including but not limited to Royalty Products.

OO.

“Net Sales” means the net sales from the Commercial Sale of Royalty Products recorded by CPI and its Affiliates in accordance with United States generally accepted accounting principles, consistently applied by CPI and its Affiliates across all similar product lines, in connection with the preparation of CPI’s and its Affiliates’ financial statements, and shall be determined in accordance with the procedure listed in Exhibit B hereto. For purposes of this definition, Royalty Products will be considered “sold” when and only when CPI or its Affiliate recognizes the revenue from sales to a Third Party purchaser.

PP.	“Neuro Field” means the neuromodulation field of the Bionics Lead Development Agreement. For purposes of clarity, the Neuro Field does not encompass the Implantable Cardiac Field.

QQ.

“Non-Billabong Royalty Product” means an implantable lead (alone or in combination with other devices) that if sold by CPI or one of its Affiliates in the Implantable Cardiac Field would (absent the License) Infringe a valid and enforceable claim of an issued Royalty Patent but would not (absent the License) Infringe a valid and enforceable claim of an issued Billabong Patent.

RR.	“Opinion” has the meaning ascribed thereto in Section 4(D).

SS.

“Patent” means all classes or types of patents, design patents, utility patents, including issued patents, published and non-published patent applications (including inventors’ certificates and utility models) in any country or jurisdiction or under any treaty, including all originals, provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition and foreign counterparts, as well as industrial design registrations.

TT.	“Person” means an individual, partnership, corporation, business trust, limited liability company, unincorporated association, trust, joint venture or any other entity or Governmental Authority.

UU.

“Prosecution” means prosecution of any proceeding in the United States Patent and Trademark Office or in any other registration authority in any country, including regarding any application (whether ex parte or inter partes), including interference, reexamination and reissue.

VV.

“Records” means written records sufficient in detail to enable the royalties and percentage of Sub-License Revenue payable under this Agreement by CPI to be determined and verified by SVI or its independent auditors.

WW.	“Reduced Royalty Component” means a component of an implantable lead that (a) is either (i) purchased from a Third Party, or (ii) subject to a royalty or other license payment (whether lump sum, periodic, percentage or otherwise) which CPI or one of its Affiliates pays to a Third Party, and (b) has a purpose related to MR safety.

XX.	“Reduced Royalty Product” means a Non-Billabong Royalty Product that includes one or more Reduced Royalty Components.

YY.

“Royalty Patent” means (i) a Patent to which SVI has and has granted to CPI exclusive commercial rights in the Implantable Cardiac Field and which is listed on Exhibit D hereto, (ii) any claims of any future Patent for which SVI has and has granted to CPI exclusive commercial rights in the Implantable Cardiac Field, which claim and are entitled to claim (in whole, but not in part) priority to a Patent covered by the preceding clause (i) (e.g., claims in a continuation-in-part Patent which require new matter for support are not Royalty Patents), and (iii) any of the Billabong Patents to which SVI has and has granted to CPI exclusive commercial rights in the Implantable Cardiac Field. For the avoidance of any doubt, CPI acknowledges and agrees that the following shall not be considered in determining whether SVI has and has granted to CPI exclusive commercial rights in the Implantable Cardiac Field with respect to any Patent: (a) any lien or security interest in such Patent; (b) any rights retained by JHU under the JHU Agreements; (c) to the extent the Patent was supported by federal funding obtained by JHU, any rights, conditions and limitations imposed by U.S. law (including any royalty-free nonexclusive license granted to the U.S. government pursuant to U.S. law and any requirement that products used or sold in the U.S. be manufactured substantially in the U.S.); and (d) any right to author, to publish and to retain or transfer copyright to scientific reports retained by SVI or SVI’s collaborators or granted by SVI to Third Parties.

ZZ.

“Royalty Product” means an implantable lead (alone or in combination with other devices) that if sold by CPI or one of its Affiliates in the Implantable Cardiac Field would (absent the License) Infringe a valid and enforceable claim of an issued Royalty Patent.

AAA.	“Royalty Product Dispute” has the meaning ascribed thereto in Section 4.

BBB.

“Royalty Product Notice” means a notice from CPI to SVI stating that CPI has determined that a Licensed Product is (or is not) a Royalty Product or will become (or will not become) a Royalty Product upon the issuance of any allowed claims of any pending application for a Royalty Patent.

CCC.

“Short Form Registration Statement” means a short-form document suitable for recordation at a local patent office, sufficient to put persons on notice of the license to Patent rights granted pursuant to the Definitive Agreements.

DDD.

“Sub-License Revenue” means the cash revenue payments that CPI and its Affiliates actually receive from the license or sub-license to Third Parties of the right to make, have made, import, use, promote, market, distribute, lease, sell, offer for sale or commercialize Royalty Products, recorded by CPI and such Affiliates in accordance with United States generally accepted accounting principles, consistently applied by CPI and such Affiliates across all similar product lines, in connection with the preparation of CPI’s and its Affiliates’ financial statements. Sub-License Revenue does not include non-monetary value that may be exchanged with any such Third Party (e.g., via a cross license) or sales from such Third Party to CPI or its Affiliates so long as CPI or such Affiliate did not structure the arrangement for the sole purpose of avoiding, circumventing, evading or minimizing its payment obligations to SVI hereunder.

EEE.	“Surgi-Vision IP” means all IPR in and to all Intellectual Property in the Implantable Cardiac Field now or hereinafter owned by or exclusively licensed to SVI, including the Billabong Patents.

FFF.	“Tachy Lead” has the meaning ascribed thereto in the Project Plan attached as Exhibit A to the Development Agreement.

GGG.	“Term” has the meaning ascribed thereto in Section 7(A).

HHH.	“Termination Option” has the meaning ascribed thereto in Section 8.

III.	“Third Party” and “Third Parties” mean one or more Persons other than SVI, CPI and their respective Affiliates.

JJJ.	“Third Party Licensor” means any Third Party that has granted a Party a license to Intellectual Property.

KKK.

“Trade Secret” means any Know-How or other information that generally facilitates the production, manufacturing, marketing, or sale of products or services, increases revenues, or provides an advantage over the competition, is not generally known, and is the subject of reasonable efforts to maintain its confidentiality.

2.  Grant of Rights.

A.

License. Subject to the terms and conditions of this Agreement, SVI hereby grants to CPI an exclusive, sublicensable, worldwide license under the Surgi-Vision IP, including but not limited to the Billabong Patents (the “License”), to make, have made, use, promote, market, import, distribute, lease, sell, offer for sale and commercialize the Licensed Products in the Implantable Cardiac Field for the term of this Agreement. SVI further grants CPI the right to adapt the Surgi-Vision IP to a commercial form suitable for incorporation into CPI’s and its Affiliates’ product(s) in the Implantable Cardiac Field. For the avoidance of doubt, the sole and exclusive nature of the License herein granted being acknowledged, SVI, including any transferee, assignee or successor thereof or its Third Party Licensors, shall have no right to deal in any way with (or exercise any right herein granted to CPI with respect to) the Surgi-Vision IP or any Licensed Product (including to manufacture, promote, market, distribute, sell, offer for sale and/or commercialize Licensed Products) within the Implantable Cardiac Field, and any such purported right shall be null and void; provided, however, that the foregoing shall not apply with respect to: (a) any lien or security interest in the Surgi-Vision IP; (b) any rights retained by JHU under the JHU Agreements; (c) to the extent a Patent was supported by federal funding obtained by JHU, any rights, conditions and limitations imposed by U.S. law (including any royalty-free non-exclusive license granted to the U.S. government pursuant to U.S. law and any requirement that products used or sold in the U.S. be manufactured substantially in the U.S.); and (d) any right to author, to publish and to retain or transfer copyright to scientific reports retained by SVI or SVI’s collaborators or granted by SVI to Third Parties. The Parties hereby further agree and confirm that the terms and conditions of the License granted herein, including the aforesaid exclusivity, shall survive any Change in Control of SVI or the assignment, transfer or sale of all or substantially all of its assets, by operation of law or otherwise.

B.

Publication Rights. Subject to Section 9 (“Confidentiality”) herein below, the License granted in Section 2(A) includes the right to disclose or make public any and all information, including results, based on the work or activities carried out by CPI in connection with the development of Licensed Products or their use within the Implantable Cardiac Field.

C.

Recordation. SVI and CPI shall cooperate to prepare a Short Form Registration Statement and/or confirmatory assignment(s) and license(s) in any countries as to which either Party so desires. Each Party may, at its own expense, record such Short Form Registration Statements and/or confirmatory assignment(s) and license(s).

D.

Reserved Rights. All rights and interests not expressly granted to CPI are reserved by SVI for itself, its Affiliates and other licensees and sublicensees (including Bionics), including, but not limited to, the rights to use and grant licenses under the Surgi-Vision IP to make, have made, import, use, promote, market, distribute, lease, sell, offer for sale or commercialize products (other than in the Implantable Cardiac Field for so long as CPI has an exclusive license in the Implantable Cardiac Field under this Agreement). For the avoidance of any doubt, without limiting the generality of the foregoing sentence, SVI reserves all rights to use and grant licenses under the Surgi-Vision IP to make, have made, import, use, promote, market, distribute, lease, sell, offer for sale or commercialize products in the non-chronically implanted, catheter-based cardiac electrophysiology field; provided, that such products are not within the Field.

3.  Compensation.

A.

In consideration of the exclusive license in the Implantable Cardiac Field to the Surgi-Vision IP granted herein, CPI agrees to pay to SVI royalties on Net Sales of Royalty Products as follows: either (i) [***] of the aggregate worldwide Net Sales of all Reduced Royalty Products; or (ii) [***] of the aggregate worldwide Net Sales of Royalty Products which are not Reduced Royalty Products. After the aggregate royalty payments to SVI under this Agreement (which excludes the License Fee, as defined hereunder) reach[***], the royalty on Net Sales of all Royalty Products which are not Reduced Royalty Products will be reduced from [***] to [***].

B.

CPI will make royalty payments to SVI on a quarterly basis for the preceding quarter sixty (60) days following the issuance of the consolidated financial statements of CPI and its Affiliates for such quarter, as publicly reported; provided, however, that (i) in no event shall CPI make such royalty payments to SVI later than one hundred twenty (120) days following the end of the quarter, and (ii) in the event such financial statements are no longer publicly reported, CPI will make such royalty payments to SVI within ninety (90) days following the end of the quarter.

C.

For each of the first three (3) years following the first Commercial Sale of a Royalty Product (commencing with the first fiscal quarter following (but not including) the first Commercial Sale of a Royalty Product), CPI will pay SVI aggregate royalties (pursuant to Section 3(A) and Section 3(F), collectively) of no less than [***], regardless of Net Sales of Royalty Products in such year.

D.

For purposes of clarity, any Licensed Product that does not constitute a Royalty Product at the time of its Commercial Sale shall not be subject to any retroactive royalty or other payment (except as provided in the Development Agreement) in the event such Licensed Product subsequently becomes a Royalty Product.

E.

In further consideration of the exclusive license in the Implantable Cardiac Field to the Billabong Patents granted hereunder, CPI shall pay SVI a one-time, non-refundable license fee of thirteen million ($13,000,000.00) dollars (the “License Fee”), paid in the following installments: [***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

F.

CPI will pay SVI [***] of all Sub-License Revenue, which percentage will be paid on a quarterly basis for the preceding quarter sixty (60) days following the issuance of the consolidated financial statements of CPI and its Affiliates for such quarter, as publicly reported; provided, however, that (i) in no event shall CPI make such Sub-License Revenue payments to SVI later than one hundred twenty (120) days following the end of the quarter, and (ii) in the event such financial statements are no longer publicly reported, CPI will make such Sub-License Revenue payments to SVI within ninety (90) days following the end of the quarter. Examples of what types of transactions do and do not implicate Sub-License Revenue payments are listed in Exhibit E hereto. In keeping with the spirit of this Agreement, CPI agrees that it shall not (and it shall cause its Affiliates not to) structure any license or sub-license to Third Parties for the sole purpose of avoiding, circumvent, evading or minimizing its payment obligations to SVI hereunder.

G.

Only one royalty will be paid hereunder for each Royalty Product whether such Royalty Product (i) constitutes more than one type of lead, or (ii) is covered by more than one claim of a Royalty Patent, by the claims of more than one of the Royalty Patents, or by the claims of Royalty Patents of more than one country. CPI has no obligation to pay royalties (and, although SVI will not be obligated to refund any royalties already paid, CPI will have the right to offset in future royalty payments the amounts of royalties already paid) on sales of Royalty Products that are later returned, rejected or recalled.

H.

Simultaneously with its quarterly payment of royalties and Sub-License Revenue percentage, CPI will provide SVI with a written report setting forth in reasonable detail the amount of each type of Royalty Product sold during such quarter, the Net Sales for each such type of Royalty Product sold during such quarter, the Sub-License Revenue actually received by CPI and its Affiliates during such quarter, and the amount of the royalties due for such quarter.

I.

In the event that a product simultaneously falls within the definition of “Royalty Product” under this Agreement and the definition of “Licensed Product” under the Bionics License Agreement: (a) SVI agrees that any sale of such product will only implicate the payment of fees under one of the two agreements, not both (e.g., SVI will not receive royalty payments both under this Agreement and the Bionics License Agreement with respect to the same sale); (b) the Parties will determine which agreement will govern the fees to be paid to SVI primarily by reference to the product’s actual intended use, and whether such use falls within the scope

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

of the neuromodulation field of the Bionics Lead Development Agreement or the Implantable Cardiac Field; and (c) if the Parties are unable to determine the governing agreement pursuant to clause (b) above, the Parties shall settle such disagreement pursuant to substantially the same mediation and arbitration provisions set forth in Section 4(E) and (F) below with respect to a Royalty Product Dispute (it being understood and agreed that scope of the arbitration will be limited to determining which agreement will govern the fees to be paid to SVI and that in no event will the Arbitrators have the power or authority to terminate this Agreement or the Bionics License Agreement).

4.  Royalty Products Disputes.

A.

Prior to the first Commercial Sale of any product which CPI reasonably believes constitutes a Licensed Product, CPI shall deliver to SVI a Royalty Product Notice regarding such Licensed Product. Notwithstanding the foregoing, any failure by CPI to deliver a Royalty Product Notice will not constitute a breach of this Agreement (it being understood, however, that any failure by CPI to deliver a timely Royalty Product Notice could result in SVI having additional time to assert that the Licensed Product is a Royalty Product in accordance with the procedures of this Section 4).

B.

Within one hundred twenty (120) days of SVI’s Chief Executive Officer, President or Chief Financial Officer obtaining actual knowledge of the first Commercial Sale of any product which SVI reasonably believes constitutes a Licensed Product and which was not previously the subject of a Royalty Product Notice, SVI shall deliver to CPI written notice requesting that CPI deliver a Royalty Product Notice for such product. Within sixty (60) days following CPI’s receipt of such a request, CPI shall deliver to SVI a Royalty Product Notice regarding such Licensed Product. Notwithstanding the foregoing, any failure by SVI to deliver a request for Royalty Product Notice will not constitute a breach of this Agreement (it being understood, however, that any failure by SVI to deliver a timely request for Royalty Product Notice could result in SVI losing the opportunity to receive certain royalties or Sub-License Revenue payments otherwise payable hereunder).

C.

To the extent there is any dispute between the Parties as to whether a Licensed Product constitutes (or will constitute) a Royalty Product (any such dispute being referred to herein as a “Royalty Product Dispute”), such Royalty Product Dispute shall be exclusively resolved pursuant to the provisions of this Section 4. SVI may deliver to CPI written notice of its intent to begin a Royalty Product Dispute within, and only within, the following timeframes. For the purposes of clarity, if SVI fails to deliver to CPI written notice of a Royalty Product Dispute within the applicable timeframes in subsections (i) or (ii) below, SVI waives its rights to challenge CPI’s determination or to otherwise claim that the subject Licensed Product constitutes (or will constitute) a Royalty Product.

(i)            If CPI has delivered a Royalty Product Notice for a particular Licensed Product, SVI’s written notice of any Royalty Product Dispute regarding such Licensed Product must be delivered to CPI either (x) within thirty (30) days after receiving the applicable Royalty Product Notice, or (y) within thirty (30) days after issuance of a Royalty Patent with a different allowed claim scope than existed at the time of such Royalty Product Notice (in the case of (y), however, the Royalty Product Dispute must be limited to such different allowed claim scope).

(ii)            If CPI failed to deliver a Royalty Product Notice for a particular Licensed Product following a written request from SVI pursuant to Section 4(B), SVI’s written notice of any Royalty Product Dispute regarding such Licensed Product must be delivered to CPI within ninety (90) days after such written request was delivered to CPI.

(iii)          If CPI did not deliver a Royalty Product Notice for a particular Licensed Product and SVI did not provide CPI with a written request for a Royalty Product Notice within the timeframe set forth in Section 4(B), then SVI waives its rights to receive royalties or Sub-License Revenue payments otherwise payable to SVI pursuant to Section 3(A) and Section 3(F), respectively, for that Licensed Product with respect to the period of time preceding SVI’s actual delivery to CPI of written notice of a Royalty Product Dispute.

D.

In the event the Parties are unable to resolve a Royalty Product Dispute informally within forty-five (45) days after delivery of SVI’s written notice of such Royalty Product Dispute, the Parties shall hire an experienced patent attorney who is knowledgeable in the field of intellectual property law relating to medical devices and who (and whose firm) shall have no current or prior (within the preceding five year period) business relationships with the Parties or any of their respective Affiliates to offer an opinion, within a reasonable amount of time as mutually agreed upon by the Parties, as to whether the lead, product or device subject to the Royalty Product Dispute constitutes a Royalty Product (the “Opinion”). If either Party challenges the Opinion, resolution of the Royalty Product Dispute will proceed as follows under this Section 4. The cost of such patent attorney shall be shared equally between the Parties.

E.

No Party hereto may invoke, demand, file or otherwise commence an arbitration pursuant to Section 4(F) until the Parties have completed a good faith mediation of the applicable Royalty Product Dispute in accordance with the following provisions:

(i)           Within thirty (30) days after a Party receives notice from the other Party that such other Party challenges the Opinion, the Parties shall confer to jointly select a mediator.

(ii)           If CPI and SVI cannot agree on a mediator pursuant to Section 4(E)(i) above, such Parties shall request the International Institute for Conflict Prevention & Resolution (“CPR”) to provide, within ten (10) days of making such request, a list of ten

(10) neutral proposed mediators who are experienced patent attorneys or attorneys with substantial patent litigation experience, in each case who are knowledgeable in the field of intellectual property law relating to the development of medical devices and who (and whose firms) shall have no current or prior (within the preceding five year period) business relationships with either of the Parties or any of their respective Affiliates.

(iii)          CPI and SVI each shall have fifteen (15) days to object to any proposed mediator due to a conflict of interest or other lack of qualifications, and any proposed mediator to which either CPI or SVI objects shall be removed from the list of proposed mediators provided by CPR. Within a period of five (5) days following the end of such fifteen (15) day objection period, CPI and SVI will then separately rank the remaining mediators, and deliver such ranking to the other Party, and the highest combined ranked mediator shall be selected. Any such mediation shall be completed within forty-five (45) days after the date on which the mediator is selected.

(iv)          The cost of such mediator shall be shared equally between the Parties.

F.

In the event that no agreement is reached by CPI and SVI as to a Royalty Product Dispute following a good faith mediation in accordance with Section 4(E) above, either CPI or SVI, acting alone, may deliver to the other Party written notice demanding arbitration within twenty (20) days following the completion of such mediation undertaken, in which case the following provisions shall apply:

(i)            CPI and SVI hereby agree to use their reasonable best efforts to complete such arbitration within one hundred and eighty (180) days of receipt of notice demanding arbitration.

(ii)            The arbitration shall be conducted in accordance with the then current CPR Rules for Nonadministered Arbitration, as such rules are modified by this Section 4(F) or by agreement of CPI and SVI.

(iii)          The arbitration shall be conducted in Washington, D.C. by a panel of three (3) neutral arbitrators (the “Arbitrators”) who shall be experienced patent attorneys or attorneys with substantial patent litigation experience, in each case who are knowledgeable in the field of intellectual property law relating to the development of medical devices and who (and whose firms) shall have no current or prior (within the preceding five year period) business relationships with either of the Parties or any of their respective Affiliates. Within fifteen (15) days after receipt of notice demanding arbitration, CPI and SVI shall request CPR to provide, within ten (10) days of making such request, a list of fifteen (15) qualified neutral proposed Arbitrators.

(iv)          CPI and SVI each shall have fifteen (15) days to object to any proposed Arbitrator due to a conflict of interest or other lack of qualifications, and any proposed Arbitrator to which either CPI or SVI objects shall be removed from the list of proposed Arbitrators provided by CPR. Within a period of five (5) days following the end of such fifteen (15) day objection period, CPI and SVI will then separately rank the remaining proposed Arbitrators, and deliver such ranking to the other Party, and the three (3) highest combined ranked proposed Arbitrators shall be selected to be the Arbitrators.

(v)            The Arbitrators shall apply the substantive laws of the Federal Circuit Court of Appeals as to any Patents involved in the Royalty Product Dispute.

(vi)          Discovery shall be limited to document requests, requests for admission and depositions. CPI and SVI each shall be entitled to present expert witness testimony regarding the issues of whether the lead, product or device at issue constitutes a Royalty Product pursuant to this Agreement. CPI and SVI each shall, within sixty (60) days after receipt of a written request by the other Party, make a reasonable search for and provide to the other Party documents reasonably relevant to the issues raised by any claim or counterclaim. CPI, on the one hand, and SVI, on the other hand, each shall be limited to twenty (20) hours of non-expert depositions and fourteen (14) hours of expert depositions.

(vii)          CPI and SVI shall be entitled to a hearing and a post-hearing briefing, the scheduling and length of which shall be determined by the Arbitrators.

(viii)         The arbitration of any Royalty Product Dispute pursuant to this Section 4(F) shall be final and binding upon the Parties and judgment upon the decision may be entered in any court of competent jurisdiction. The Arbitrators shall be entitled to render a determination of the disputed items in any Royalty Product Dispute only and shall not be entitled to award damages or other relief unless the Arbitrators determine that a Party has acted in bad faith with respect to the Royalty Product Dispute.

(ix)           The cost of any arbitration pursuant to this Section 4(F), including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the Party determined by the Arbitrators to be the prevailing Party, shall be borne by the Party determined by the Arbitrators not to be the prevailing Party, or as otherwise determined by the Arbitrators.

(x)            Any determinations made pursuant to this Section 4(F) shall, in the absence of fraud or intentional misconduct, be conclusive for all purposes of this Agreement, and CPI, SVI and any Arbitrators appointed pursuant to Section 4(F) each shall be free from any and all liability resultant from such.

    5. Records; Audit. CPI will (and will cause its Affiliates to) keep accurate Records and retain such Records for a particular quarter for a period of not less than three (3) years after the end of the applicable quarter. Upon reasonable notice and during regular business hours, CPI will (and will cause its Affiliates to) make available from time to time (but no more frequently than once a year) the Records for audit at SVI’s expense by independent representatives selected by SVI to verify the accuracy of the reports provided to SVI. Such representatives must execute a confidentiality agreement reasonably acceptable to CPI prior to conducting such audit. Such representatives may disclose to SVI only the results of their audit regarding the accuracy and completeness of royalty payments, payments of Sub-License Revenue and records related thereto, and will not disclose CPI’s or its Affiliates’ confidential business information to SVI without the prior written consent of CPI. In the event that such audit reveals an underpayment by CPI of the actual royalties and/or Sub-License Revenue owed SVI, (i) CPI shall pay SVI the amount of the underpayment plus interest thereon at the lesser of (a) ten percent (10%) per annum or (b) the maximum rate allowed by law, accruing from the date such amounts should have been paid to SVI, and (ii) if such underpayment exceeds five percent (5%) of the actual royalties and/or Sub-License Revenue owed SVI, CPI shall reimburse SVI for all reasonable costs incurred to perform the audit. In the event that such audit reveals an overpayment by CPI of the actual royalties and/or Sub-License Revenue owed SVI, SVI shall refund the difference to CPI.

6.  Development and Commercialization of Licensed Products.

A.

Commercialization. Subject to Section 6(B) below, on and after the date hereof, CPI shall have full control, authority and discretion over any and all commercialization of Licensed Products, including: (i) all activities relating to the manufacture and supply of the Licensed Products; (ii) all marketing, promotion, sales, distribution, import and export activities relating to the Licensed Products; and (iii) all activities relating to any regulatory filings, registrations, applications and approvals relating to any of the foregoing; provided, that, as between the Parties, all such activities shall be at the sole cost and expense of CPI. Except as set forth in the Development Agreement, as between the Parties, CPI shall own all data, results and all other information arising from any such activities under this Agreement, including all regulatory filings, registrations, applications and approvals relating to Licensed Products, and all of the foregoing information, documentation and materials shall be considered Confidential Information owned solely by CPI.

B.

No Obligation to Commercialize. It is hereby acknowledged and agreed that notwithstanding any and all rights herein granted to CPI pursuant to the License, CPI shall have no obligation whatsoever to exercise any such rights, and for greater certainty but without limiting the generality of the foregoing, CPI shall have no obligation to develop, commercialize, sell or otherwise deal with any of the Surgi-Vision IP or any Licensed Products, or to generate or maximize payments to SVI for royalties or Sub-License Revenue, the whole without in any way affecting, limiting or jeopardizing any of the rights herein granted to CPI.

7.  Term and Termination.

A.

Term. Unless sooner terminated pursuant to this Section 7, the term of this Agreement will begin as of the Effective Date and shall remain in full force and effect until, and shall expire upon, the expiry of the last to expire of the Royalty Patents (the “Term”).

B.	Termination by Either Party.

(i)        Termination for Breach. Either Party may terminate this Agreement for cause on thirty (30) days’ written notice (the “Cure Period”) to the other Party in the event of a breach of any material provision of this Agreement by such other Party; provided that, during the Cure Period, the breaching Party fails to cure such breach. In the event the noticed breach is incapable of cure, the non-breaching Party may terminate the Agreement immediately upon written notice to the other Party.

 (ii)            Termination for Insolvency. Either Party may terminate this Agreement without notice if the other Party becomes insolvent, makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such Party (except for involuntary bankruptcies which are dismissed within sixty (60) days), or has a receiver or trustee appointed for substantially all of its property.

 (iii)          No Prejudice. Any termination by any Party under this Section 7(C) shall be without prejudice to any damages or remedies to which it may be entitled from the other Party.

C.	Effect of Termination.

 (i) Upon expiration of this Agreement or termination of this Agreement by either Party, all rights and obligations under this Agreement shall terminate (except as provided in Section 7(D)) and all License rights arising out of this Agreement shall revert to SVI; provided that (x) with respect to any Licensed Product the Commercial Sale of which occurred prior to such termination, any license which may have attached to such Licensed Product that is already sold (whether explicit or implied) shall survive termination, (y) for one (1) year after such termination, CPI and its licensees may continue to manufacture Royalty Products that, at the time of such termination, were already in the production pipeline (provided that CPI shall bear the burden of establishing to SVI’s reasonable satisfaction the type and quantity of Royalty Products that were in the production pipeline at the time of termination), and (z) for a period of two (2) years after such termination, CPI, its distributors and licensees may continue to sell Royalty Products in its existing inventory; provided that any sales pursuant to clause (z) above shall be subject to CPI’s payment obligations in Section 3;

 (ii)            Upon expiration of this Agreement pursuant to Section 7(A), the License in the Implantable Cardiac Field will continue in effect with respect to the non-Patent portions of the Surgi-Vision IP; and

 (iii)          Upon any termination of this Agreement by either Party, each Party will comply with Section 9(F) (“Return of Information”).

D.

Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the obligations pursuant to Sections 1, 3 (including, without limitation, any unpaid installments of the License Fee) (it is understood, however, that Section 3 will survive without prejudice to any right that CPI may have to damages or offset), 5, 7(C), 7(D), 9, 10, 13, 14, 16 and 17 shall survive termination of this Agreement.

Notwithstanding the foregoing, no claim for breach of warranty or representation under Section 10 may be brought unless it is either (i) brought no later than two years following the latter of the termination or expiration of this Agreement or the Development Agreement, or (ii) brought anytime as a counterclaim or a defense.

8.  Termination Option Under the Development Agreement. Under the Development Agreement, CPI has the option, within sixty (60) days after successful completion of the first of the lead feasibility studies identified therein, not to continue with further development under that agreement and to terminate that agreement (the “Termination Option”). In the event CPI exercises the Termination Option pursuant to the Development Agreement:

A.

The License to CPI will automatically become non-exclusive for Surgi-Vision IP (other than the Billabong Patents) in the Implantable Cardiac Field existing as of the termination date of the Development Agreement, and CPI will not be obligated to make any Sub-License Revenue or royalty payments (including annual minimum royalty payments) based on sales of Licensed Products occurring thereafter.

B.

The Billabong Patents will automatically be removed from the scope of the License and, subject to Section 8(C) below, CPI’s rights with respect to the Billabong Patents under this Agreement will terminate. In addition, any and all Surgi-Vision IP invented, acquired or licensed to SVI after the termination date of the Development Agreement will automatically be removed from the scope of the License and CPI’s rights with respect to such Surgi-Vision IP under this Agreement will terminate.

C.

Any sublicenses granted by CPI with respect to the Billabong Patents pursuant to this Agreement will automatically terminate, provided, however, that with respect to any Licensed Product the Commercial Sale of which occurred prior to CPI’s exercise of the Termination Option, any license which may have attached to such Licensed Product that is already sold (whether explicit or implied) shall survive such termination.

D.

CPI’s rights and obligations regarding enforcement of the BSC Controlled Surgi-Vision IP pursuant to Section 11(B) shall terminate (in which event Bionics will have the rights and obligations set forth in the Bionics Lead Development Agreement).

E.

CPI’s rights and obligations regarding patent Prosecution of the BSC Controlled Surgi-Vision IP pursuant to Section 12 shall terminate (in which event Bionics will have the rights and obligations set forth in the Bionics Lead Development Agreement).

F.	CPI will be obligated to make any remaining installments of the License Fee, as scheduled, and such remaining installments (if any) will constitute a license fee for the non-exclusive license in the Implantable Cardiac Field described in Section 8(A) above.

G.	CPI’s exercise of the Termination Option will have no effect on Bionics’ rights and obligations under the Bionics Lead Development Agreement.

9.  Confidentiality.

A.

Ownership of Confidential Information. The Parties agree that (i) all BSC Core Product Information generated or developed by CPI, its Affiliates, or a Third Party on behalf of CPI or its Affiliates will be deemed to be Confidential Information owned by CPI, and (ii) the terms and existence of the Definitive Agreements are Confidential Information owned by both Parties. Except as otherwise expressly provided in this Section 9, neither Party is subject to the obligations of a “non-owning Party” with respect to Confidential Information that is owned by both Parties. Except as otherwise expressly provided in this Agreement, for all other Confidential Information, the “owning Party” is deemed to be the disclosing Party. Confidential Information shall remain the property of the owning Party, and the non-owning Party shall not be deemed by virtue of this Agreement or any access to the owning Party’s Confidential Information to have acquired any right, title or interest in or to any Confidential Information, except the limited right to use such Confidential Information in accordance with the terms of the Definitive Agreements or other agreements between the Parties or their Affiliates.

B.

Non-Use and Non-Disclosure. Prior to the commencement of the Term, certain Confidential Information was exchanged between the Parties under the terms of the Earlier Confidentiality Agreement. Likewise, from time to time during the Term, either Party may make available to the other Party or otherwise generate or develop Confidential Information. The non-owning Party will maintain the owning Party’s Confidential Information in confidence and will not use such Confidential Information except as reasonably necessary to perform its obligations and exercise its rights under this Agreement or other agreements between the Parties or their Affiliates. Notwithstanding any provision to the contrary contained in the Bionics Lead Development Agreement, SVI agrees and acknowledges that CPI and its Affiliates may share all of SVI’s Confidential Information with and among each of their respective Affiliates for use solely within the Field, provided that (i) prior to any such sharing of SVI’s Confidential Information such Affiliates are bound by obligations of confidentiality, non-disclosure and non-use substantially similar in scope to those in this Agreement and (ii) CPI shall be responsible for any breach of confidentiality, non-disclosure and non-use by any such Affiliate. Neither Party will disclose the other Party’s Confidential Information without the prior written consent of the other Party, except as permissible in Section 9(D) below or in other agreements between the Parties or their Affiliates. All Confidential Information will be treated by the non-owning Party with the same care as it would exercise in the handling of its own Confidential Information, but not less than reasonable care. The limitations and undertakings specified in this Section 9 shall survive termination of this Agreement for a period of five (5) years.

C.

Standard Exceptions. The obligations of Sections 9(B), (E) and (F) do not apply to any of the other Party’s Confidential Information: (i) which, other than the Development IP, is already known by the non-owning Party at the time of the disclosure; (ii) following such information becoming publicly known without the wrongful act or breach of this Agreement by the non- owning Party; (iii) following such information becoming rightfully received by the non-owning Party from a Third Party without breaching any confidentiality obligation owed by such Third Party to the owning Party; (iv) following such information becoming approved for release by written authorization of the owning Party; or (v) other than the Development IP, following such information becoming subsequently and independently developed by employees or representatives of the non- owning Party without knowledge or use of the owning Party’s Confidential Information. The burden of proving the existence of facts which would provide an exception under this Section 9(C) rests with the non-owning Party. Notwithstanding any provision herein to the contrary, to the extent required under the JHU Agreements, SVI shall be permitted to disclose the terms of this Agreement to JHU.

D.	Permitted Disclosures. Each Party may disclose the other Party’s Confidential Information:

(i)            to the extent reasonably necessary for a Party to prepare, file and Prosecute a Patent application under this Agreement or other agreements between the Parties or their Affiliates;

(ii)           to the extent permissible under any other agreements between the Parties or their Affiliates;

(iii)          to the extent reasonably necessary for a Party to develop or commercialize, directly or indirectly through one or more licensees, products related to or utilizing Intellectual Property within its allocated (or retained) field of rights pursuant to this Agreement or the Development Agreement; provided that: (a) such disclosure may include the disclosure of this Agreement’s existence and the scope of any license granted hereunder; (b) prior to making any such disclosure pursuant to this subsection, such Party will, if reasonably practical, take reasonable steps to limit the scope of such disclosure and its effect on confidentiality; and (c) this subsection will not apply to any BSC Core Product Information owned by CPI;

(iv)          to the extent reasonably necessary for the purposes of this Agreement or other agreements between the Parties, to its respective Affiliates, consultants, agents,

advisors, attorneys, outside contractors and clinical investigators, but only if those Persons are bound by obligations of confidentiality, non-disclosure, and non-use substantially similar in scope to those in this Agreement; provided, such Party shall be responsible for any breaches of confidentiality, non-disclosure and non-use by any such Affiliate, consultant, agent, advisor, attorney, outside contractor or clinical investigator to whom disclosure is made;

(v)          in connection with communications to such Party’s stockholders and prospective investors; provided that, unless otherwise agreed between the Parties: (a) such stockholders and prospective investors are subject to obligations of confidentiality no less stringent than those contained herein; and (b) such disclosure be expressly limited to the existence of this Agreement and the scope of any license granted hereunder;

(vi)         to the extent reasonably necessary to enforce this Agreement or other agreements between the Parties or their Affiliates;

(vii)        to the extent reasonably necessary to comply with a subpoena, court order, or administrative order. Before complying, the Party subject to such subpoena, court order or administrative order will notify the other Party, allow the other Party a reasonable time to oppose the disclosure, and reasonably cooperate with the other Party’s efforts to do so; or

(viii)       to the extent reasonably necessary to comply with an applicable law, rule, regulation of any Governmental Authority or securities exchange, including the FDA, the Securities and Exchange Commission and the New York Stock Exchange. Before complying, the Party subject to such law, rule or regulation will notify the other Party, allow the other Party a reasonable time to seek a protective order (if appropriate), and reasonably cooperate with the other Party’s efforts to do so.

E.

Further Limitation on Use and Disclosure of Surgi-Vision IP. Notwithstanding the foregoing, while CPI recognizes SVI’s legitimate right to commercialize the Surgi-Vision IP outside the Field, the Parties agree and acknowledge that, in order to give CPI the full benefit of the exclusive License granted herein, with respect to those portions of the Surgi-Vision IP that constitute Confidential Information owned by SVI, SVI will, if reasonably practical, take reasonable steps to limit the scope of any disclosure of such Surgi-Vision IP; provided, however, that the foregoing obligation on SVI will not apply with respect to disclosure of Surgi-Vision IP by SVI to Bionics. In the event CPI exercises its Termination Option under the Development Agreement and the License becomes non-exclusive, SVI’s obligations under this Section 9(E) shall cease.

F.	Return of Information. Upon termination or expiration of this Agreement for any reason, each Party will return or destroy (at the other Party’s choice) all Confidential Information owned by such other Party then in its possession and, if applicable, provide a certification of such destruction.

G.

Publication and Authorship. Notwithstanding Section 9(E) above, SVI shall have the right to author, to publish and to retain or transfer copyright to scientific reports describing the methods and results of any or all Surgi-Vision IP licensed to CPI hereunder; provided that, if the studies were conducted with the financial and/or technical support of CPI or any of its Affiliates, such reports shall include an acknowledgment to that effect. Prior to publishing any reports or submitting any manuscripts wherein the publication could adversely affect patent rights for any Surgi-Vision IP (i.e., new inventions for which patent applications have not been filed), (i) SVI shall make the manuscripts for such reports available to CPI, using reasonable efforts to provide CPI copies of such manuscripts at least thirty (30) days before submission to a journal or other publisher so that CPI can take any steps it deems necessary to protect such Surgi-Vision IP disclosed in such manuscripts, (ii) CPI will promptly review such manuscripts, and (iii) SVI will delay its submission to such journal or other publisher for up to one hundred eighty (180) days if CPI, in its reasonable discretion, determines that it needs additional time to protect such Surgi-Vision IP.

H.

Injunctive Relief. Each Party acknowledges and agrees that the breach of this Section 9 would be likely to cause serious and irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Each Party therefore agrees that if the other Party breaches this Section 9 or if such Party has cause to believe that the other Party intends to or is about to breach such provisions, then such Party will be entitled to seek injunctive relief enjoining the breach and will have the right to specifically enforce this Agreement and the terms and provisions hereof in addition to any other remedy available at law or in equity.

I.

Termination of Earlier Confidentiality Agreement. The Parties agree that the Earlier Confidentiality Agreement will terminate as of the Effective Date, and that any and all Confidential Information exchanged or disclosed by the Parties pursuant to the Earlier Confidentiality Agreement will be subject solely to the terms of this Section 9 and Section 9 of the Development Agreement.

10. Representations, Warranties and Covenants.

A.

No Conflicting Agreements. SVI represents, warrants and covenants that, after giving effect to the Bionics Amendment, it has not and will not enter into any agreement or commitment or obligation with any Third Party or Affiliate that conflicts in any way with its obligations under this Agreement. CPI represents, warrants and covenants that it has not and will not enter into any agreement or commitment or obligation with any Third Party or Affiliate that conflicts in any way with its obligations under this Agreement.

B.

Authority. Each Party represents and warrants that, as of the Effective Date and after giving effect to the Bionics Amendment: (i) it has the full right, power, and authority to execute and deliver this Agreement and to perform its terms; (ii) it has taken all required corporate actions to approve and adopt this Agreement; (iii) this Agreement is enforceable against it according to its terms, subject to bankruptcy, insolvency, and other laws relating to or affecting creditors’ rights and to general equity principles; and (iv) the person or persons executing this Agreement on its behalf are duly authorized and empowered to do so. Without limiting the generality of the foregoing, SVI represents and warrants as of the Effective Date that, subject to the terms of the JHU Agreements, it has the authority to Prosecute all Patents which are part of the Surgi-Vision IP, including all Patents licensed to SVI under the JHU Agreements, and that SVI has the right to delegate or otherwise pass control of Prosecution to CPI and its Affiliates in the manner set forth in Section 12,

C.

JHU Agreements. SVI represents and warrants that it has provided CPI with true and complete copies of the JHU Agreements and all appendices, addenda, amendments, waivers, consents or other agreements related thereto existing as of the Effective Date, and covenants that, subsequent to the Effective Date, it will not execute any appendices, addenda, amendments, waivers, consents or other agreements related to the JHU Agreements that adversely affect CPI’s or its Affiliates’ rights hereunder, without first obtaining CPI’s prior written consent. SVI further represents and warrants that the JHU Agreements are the only license agreements SVI has entered into with respect to Patents in the Implantable Cardiac Field.

D.

Sufficiency. SVI represents and warrants that Exhibit A and Exhibit D collectively set forth a true and complete list, as of the Effective Date, of all Patents related to the development of the Licensed Products pursuant to the Development Agreement which are (i) owned or co-owned by SVI, or (ii) licensed to SVI (complete with the name of the Third Party Licensor of each licensed Patent) in the Implantable Cardiac Field. SVI represents and warrants that all items required to be disclosed pursuant to clause (ii) are licensed exclusively to SVI and constitute Surgi-Vision IP.

E.

Title. SVI represents, warrants and covenants that, except as provided in this Agreement, the Development Agreement, the Bionics Agreements or the JHU Agreements: (i) SVI owns, and during the Term will continue to own, all legally enforceable right, title and interest to all of the Surgi-Vision IP it purports to own, and SVI has an exclusive license in the Implantable Cardiac Field to all of the Surgi-Vision IP that it does not purport to own, in each case free and clear of all liens, mortgages, charges, security interests and other encumbrances without an obligation to pay any royalties, license fees or other amounts to any Third Party; and (ii) SVI has and will retain all rights necessary to exclusively license the Surgi-Vision IP to CPI in the Implantable Cardiac Field.

F.

Third-Party Infringement. SVI represents and warrants that, as of the Effective Date, to SVI’s actual knowledge, (i) there is no Infringement by any Third Party (including any employee or former employee of SVI) of any Surgi-Vision IP, and (ii) there are no violations of any exclusive rights granted to SVI by its Third Party Licensors, except that SVI has filed a patent application (application number [***]) attempting to [***]. SVI further represents and warrants that, as of the Effective Date, no Claims have been made by SVI or, to SVI’s actual knowledge, by SVI’s Third Party Licensors for any Infringement by others of any rights with respect to any Surgi-Vision IP, except that SVI has filed a patent application (application number [***]) attempting to [***].

G.

Freedom-to-Operate. SVI represents and warrants that, as of the Effective Date, it has not received and has no knowledge of any Claim by a Third Party containing any express or implied allegation that SVI, its Third Party Licensors or the Surgi-Vision IP is or may be Infringing any of such Third Party’s Intellectual Property Rights, except that (i) SVI knows of a Third Party’s attempt to [***], (ii) SVI has filed a re-issue with respect to U.S. [***], and (iii) SVI has filed a patent application (application number [***]) attempting to invoke an interference. If, at any time during the Term or thereafter, SVI receives or becomes aware of any such Claim, SVI shall promptly notify CPI of such Claim in writing, describing the Claim in reasonable detail (but, provided CPI has not exercised its Termination Option, performing and providing no written analysis regarding the Claim). Provided CPI has not exercised its Termination Option, upon such notice, CPI may, in its sole discretion, evaluate such Claim to determine whether a license of the Third Party’s Intellectual Property is necessary or desirable, or whether such Third Party’s Intellectual Property may otherwise have a material effect on the Surgi-Vision IP in the Implantable Cardiac Field. SVI further represents and warrants that, as of the Effective Date, it is not, and to SVI’s actual knowledge its Third Party Licensors are not, currently evaluating any Intellectual Property of any Third Party (and neither SVI nor, to SVI’s actual knowledge, its Third Party Licensors has conducted any such evaluations in the past three (3) years) to determine whether a license thereof is necessary or desirable, or whether such Intellectual Property may otherwise have a material effect on the Surgi-Vision IP in the Implantable Cardiac Field.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

H.

Know-How and Trade Secrets. SVI represents, warrants and covenants that: (i) it has taken, and will continue to take, all actions that a reasonably prudent person would take to maintain its Trade Secrets as confidential and proprietary, and to protect against the loss, theft or unauthorized use of such Trade Secrets; (ii) its Trade Secrets are not in the public domain and have not been divulged or appropriated to the detriment of SVI; (iii) SVI, and to SVI’s actual knowledge, its Third Party Licensors, have disclosed no confidential Surgi-Vision IP to any Third Party that was not, at the time of disclosure, under an obligation to maintain such Surgi-Vision IP in confidence, and, to SVI’s actual knowledge, there have been no breaches of any such confidentiality obligations; and (iv) SVI’s records do and will continue to include sufficient documentation of the Know-How and Trade Secrets, such as manufacturing and engineering plans, blueprints, designs, process instructions, formulae, quality assurance protocols and procedures and the like, to enable persons who are reasonably skilled and proficient in the relevant subject matter to continue the same in the ordinary course of business without unreasonable delay, expense, or reliance on the memory of any individual.

I.

Licenses. SVI represents and warrants that, as of the Effective Date, it has not, and to its actual knowledge its Third Party Licensors have not: (i) granted any licenses or other rights, and have no obligation to grant any licenses or other rights, with respect to any Surgi-Vision IP in the Implantable Cardiac Field, except for (a) any rights retained by JHU under the JHU Agreements; and (b) to the extent a Patent was supported by federal funding obtained by JHU, any rights, conditions and limitations imposed by U.S. law (including any royalty-free non-exclusive license granted to the U.S. government pursuant to U.S. law and any requirement that products used or sold in the U.S. be manufactured substantially in the U.S.); or (ii) entered into any covenant not to compete or contract limiting or purporting to limit the ability of SVI to grant any licenses and assignments in fulfillment of its obligations herein. SVI further represents, warrants and covenants that none of the Surgi-Vision IP or Royalty Patents was or will be supported by federal funding obtained by SVI, and that there are and will be no rights, conditions and limitations imposed by U.S. law (including any royalty-free non-exclusive license granted to the U.S. government pursuant to U.S. law) with respect to same.

J.

Validity. SVI represents and warrants as of the Effective Date that, to SVI’s actual knowledge: (i) there have been no sales, public disclosures, or other events that create a bar to patentability of any Billabong Patents; (ii) none of the Billabong Patents has been abandoned, suppressed, or concealed; (iii) to SVI’s actual knowledge, as of the Effective Date there are no impediments to patenting any of the Surgi-Vision IP (other than due to certain Surgi-Vision IP being non-patentable subject matter or as otherwise disclosed in the following clause (iv)); (iv) there is no interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute threatened or pending against SVI or its Third Party Licensors relating to the Surgi-Vision IP, except that (a) SVI knows of a Third Party’s attempt to [***], (b) SVI has filed a re-issue with respect to U.S. [***], and (c) SVI has filed a patent application (application number [***]) attempting to [***]; (v) all material statements and representations made by SVI in any pending applications, filings or registrations relating to the Surgi-Vision IP were true in all material respects as of the time they were made, and are still believed to be true; and (vi) no Surgi-Vision IP consisting of Patents is subject to any injunction, judgment, order, decree, ruling or charge or is subject to any pending or threatened oppositions, interferences or other proceedings before the United States Patent and Trademark Office or in any other registration authority in any country, except that (a) SVI knows of a Thirs Party’s attempt to [***], (b) SVI has filed a re-issue with respect to U.S. [***], and (c) SVI has filed a patent application (application number [***]) attempting to [***].

K.

Disclosure. SVI represents and warrants that in the course of diligence and negotiations leading up to the execution of this Agreement, SVI has not misrepresented to CPI any material information regarding the Surgi-Vision IP and the technology related thereto.

L.

No Existing Infringement by CPI or CPI’s Affiliates. SVI represents and warrants that, as of the Effective Date, it has no actual knowledge that any CPI or CPI Affiliate lead existing as of the Effective Date does or would Infringe (i) a valid and enforceable claim of an issued Royalty Patent or (ii) any allowed claims of a pending patent application for a Royalty Patent, upon the issuance of same.

    11. Enforcement.

A.

Notice of Infringement. If either Party learns of any actual, alleged or threatened Infringement of any BSC Controlled Surgi-Vision IP by a Third Party, such Party shall promptly notify the other Party and shall provide such other Party with all available evidence of such Infringement.

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

G.	Cooperation. Each Party agrees to fully cooperate with the other in the prosecution of any such suit at no additional expense to that cooperating Party.

12. Patent Prosecution.

A.	Costs. CPI and its Affiliates will pay all Patent Prosecution costs and expenses for all Patents subject to their sole control, as set forth in Section 12(B) below (“Prosecution Costs”).

B.

Intellectual Property Protection. With respect to any BSC Controlled Surgi-Vision IP, CPI and its Affiliates will jointly control the Prosecution of all Patents, each at its own expense and with legal counsel of its own choice, and will take such other legal steps as CPI and its Affiliates will determine in their sole discretion to be necessary to protect their rights for all BSC Controlled Surgi-Vision IP. For the avoidance of doubt, neither CPI nor its Affiliates will be obligated to pay any Prosecution Costs to protect any Intellectual Property if they determine, in their sole discretion, that those Prosecution Costs outweigh the likely benefits to CPI or such Affiliate.

C.

SVI Cooperation. SVI will cooperate with CPI and its Affiliates in filing, Prosecuting and maintaining Patents and taking such other legal steps as set forth in this Section 12 and will execute and deliver any documents and instruments in connection therewith which CPI or its Affiliates may request at no additional cost or expense to CPI or such Affiliate.

D.

SVI Inspection and Intervention. SVI will have the right upon reasonable notice and reasonable request to inspect, at SVI’s sole expense and discretion, the Prosecution documents and strategy of CPI and its Affiliates with respect to the BSC Controlled Surgi-Vision IP. The Parties agree that such information constitutes Confidential Information of CPI and its Affiliates, and that the disclosure of such information is not intended to constitute a waiver of any privilege, including attorney-client privilege. In addition, CPI (or its applicable Affiliate) will provide written notice to SVI prior to abandoning any patent application or issued Patent that is part of the BSC Controlled Surgi-Vision IP. If SVI desires to file and Prosecute any such patent application, or to pay maintenance fees or annuities to maintain any such issued Patent, in any country that CPI or its Affiliates determined was not worthwhile to protect CPI’s or such Affiliates’ rights, SVI may provide CPI with a reasonable written request to file and Prosecute or maintain such Patent (“Prosecution Request”). CPI will have 30 days to fulfill the Prosecution Request. If CPI or one of its Affiliates fails to complete the Prosecution Request within 30 days of receiving the Prosecution Request, SVI may independently file and Prosecute the patent application or maintain the issued Patent that was the subject of the Prosecution Request, and SVI will bear all Prosecution Costs and will control the remainder of the Prosecution for such patent application or the maintenance of such issued Patent.

13. Indemnification.

A.

General Indemnification. Each Party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other Party (the “Indemnified Party”) and all of such Party’s Affiliates from and against any and all liabilities, losses, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’ fees) (collectively “Damages”), to the extent such Damages arise out of any Third Party claim based on allegations that, if true as alleged, would constitute (i) a breach of the representations and warranties made by it in this Agreement, or (ii) a material breach of its obligations pursuant to this Agreement.

B.

Indemnification Procedures. An Indemnifying Party’s duty to indemnify pursuant to Section 13(A) is subject to the Indemnified Party giving prompt written notice to such Indemnifying Party of any claim against the Indemnified Party covered by the Indemnifying Party’s indemnification obligations hereunder; provided, however, that a delay in such notice to the Indemnifying Party shall not terminate indemnification obligations hereunder, unless such delay shall have materially impaired the defense of such claim. The Indemnifying Party shall have sole and exclusive control of the defense of any such claim, including the choice and direction of any legal counsel. The Indemnified Party may not settle or compromise any such claim without the written consent of the Indemnifying Party.

14. Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15. Intentionally Omitted.

16. Conflicts with Bionics Lead Development Agreement. The Parties agree that, in the event of any conflict between the terms or conditions of this Agreement and the Bionics Lead Development Agreement, this Agreement will control.

17. Miscellaneous.

A.

Notices. Any notice or other communication in connection with this Agreement must be in writing, must be addressed as provided below and will be deemed delivered when (a) actually delivered in person or by facsimile, provided that delivery is made during normal business hours, (b) three business days have elapsed after deposit in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) two business days after sent by nationally recognized overnight receipted courier:

To CPI:

Cardiac Pacemakers, Inc. c/o

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention: Chief Financial Officer

Phone: 508.650.8000

Fax: 508.650.8956

with copies to:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention: General Counsel

Phone: 508.650.8000

Fax: 508.650.8960

and

Cardiac Pacemakers,

Inc. 4100 Hamline Avenue North

St. Paul, MN 55112

Attention: Chief Patent Counsel

Phone: 651.582.7196

Fax: 651.582.2926

To SVI:

Kimble L. Jenkins

Surgi-Vision, Inc.

50 North Front Street

19th Floor

Memphis, TN 38103

Phone: 901.531.3236

Fax: 901.579.4979

with copies to:

John C. Thomas, Jr.

Surgi-Vision, Inc.

200 N. Cobb Parkway

Suite 140

Marietta, GA 30062-3585

Phone: 770.514.0077

Fax: 770.424.8236

and

Oscar L. Thomas

Bass, Berry & Sims PLC

100 Peabody Place

Suite 900

Memphis, TN 38103

Phone: 901.543.5905

Fax: 901.543.5999

and in any case at such other address as a Party may specify by written notice in accordance with this Section. All periods of notice will be measured from the date of deemed delivery as provided in this Section.

B.

Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither this Agreement nor any right or obligation hereunder will be assignable by a Party without the prior written consent of the other Party and any purported assignment without such consent will be void; provided that, subject to CPI’s exercise of its rights pursuant to Section 5(C)(iii) of the Development Agreement, either Party may, without such prior written consent, assign this Agreement to an Affiliate or in connection with a merger or consolidation (or other similar transaction) or the sale of all or substantially all of its assets in the realm of its respective field under this Agreement; provided, further, that such Party must give the other Party thirty (30) days prior written notice of such assignment. Any permitted assignee will assume all obligations of its assignor under this Agreement. No assignment will relieve any Party of responsibility for the performance of any accrued obligation that such Party then has hereunder.

C.

Affiliates. To the extent that CPI allows its Affiliates to exercise rights pursuant to this Agreement (including under a sublicense from CPI), CPI agrees (i) to bind such Affiliates to the confidentiality, use restriction, records/audit, intellectual property enforcement and patent Prosecution provisions of this Agreement and (ii) to be responsible for any breaches by its Affiliates of such provisions. Notwithstanding anything to the contrary, but subject to the previous sentence, if and when CPI allows its Affiliates to exercise rights pursuant to this Agreement (including under a sublicense from CPI), CPI may do so under any form of permission or arrangement, whether written, oral or course of conduct, and if done pursuant to a written document irrespective of whether that particular written document contains within its four corners all of the restrictions and requirements set forth in this Agreement.

D.

Force Majeure. If the performance of this Agreement or any obligations under this Agreement, except the making of required payments, is prevented, restricted, or interfered with by reason of fire, flood, earthquakes, explosion, or other casualty, accident, or act of God; strikes or labor disturbances; war, whether declared or not, or other violence; sabotage; any law, order, proclamation, regulation, ordinance, demand, or requirement of any government agency; or any other event beyond the reasonable control of the Parties, the affected Party, upon giving prompt notice to the other Party, will be excused from such performance to the extent of such prevention, restriction, or interference. The affected Party will use its reasonable efforts to avoid or remove such cause of non-performance or to limit the impact of the event on such Party’s performance and will continue performance with the utmost dispatch whenever such causes are removed.

E.

Export Controls. A recipient of technical data or products agrees to comply with all United States Department of Commerce and other United States export controls. Each Party agrees that, unless prior authorization is obtained from the Office of Export Administration, it will not knowingly ship or transfer technical data covered by this Agreement or any direct product of such technical data, directly or indirectly, to any country in contravention of any Office of Export Administration requirement.

F.

Entire Agreement. This Agreement and its Exhibits, together with the Development Agreement, set forth the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter of this Agreement.

G.	Amendment. This Agreement may not be modified, amended or discharged except as expressly stated in this Agreement or by a written agreement signed in ink by an authorized representative of each Party.

H.

Separability. The provisions of this Agreement will be deemed separable. If any provision in this Agreement will be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is performed, then the meaning of that provision will be construed, to the extent feasible, to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement that will remain in full force and effect unless the provisions that are invalid or unenforceable substantially impair the value of the entire Agreement to either Party. In such event, the Parties will use their respective reasonable efforts to negotiate a substitute, valid and enforceable provision that most nearly reflects the Parties’ intent in entering into this Agreement.

I.

Waiver. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances will be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

J.

Relationship of Parties. Each of the Parties hereto is an independent contractor and nothing herein will be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties hereto.

K.

Counsel/Interpretation. The Parties and their respective counsel have negotiated this Agreement or have had an opportunity to review this Agreement. The Parties hereto acknowledge and agree that: (a) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (b) the terms and provisions of this Agreement will be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. When used in this Agreement, the words “including” or “includes” are deemed to be followed by the words “without limitation.”

L.

Governing Law. The construction, validity and performance of this Agreement will be governed exclusively by the laws of the State of Minnesota, U.S.A., without regard to the principles of conflicts of law. Each Party hereby submits itself for the sole purpose of this Agreement and any controversy arising hereunder to the non-exclusive jurisdiction of the federal and state courts located in the State of Minnesota, and any courts of appeal therefrom, and waives any objection (on the grounds of lack of jurisdiction, venue or forum non conveniens or otherwise) to the exercise of such non-exclusive jurisdiction over it by any such courts. With the exception of an arbitration pursuant to Section 4 above, any action brought by SVI against CPI in connection with this Agreement, must be instituted in the federal or state courts located in the State of Minnesota. A Party shall be entitled to seek within such jurisdiction whatever equitable relief it may be entitled to under applicable law.

M.	Headings. The article and section headings in this Agreement are inserted for convenience only and will not constitute a part hereof.

N.

No Third-Party Beneficiary Rights. Except with respect to CPI’s Affiliates and to Persons receiving indemnification under Section 13, no person not a Party to this Agreement is an intended beneficiary of this Agreement, and no person not a Party to this Agreement will have any right to enforce any term of this Agreement.

O.

Compliance with Laws. Each Party will comply in all material respects with all applicable U.S. and foreign statutes, laws, ordinances, rules, orders and regulations in all actions relating to this Agreement and its performance hereunder.

P.

Counterparts. This Agreement may be executed in any number of counterparts each of which will be deemed to be an original but all of which together will constitute one and the same instrument, and all signatures need not appear on any one counterpart.

Q.

Effect of Bankruptcy. No proceeding, or result or adjudication of a proceeding, in which either of the Parties is a debtor, defendant or party seeking an order for its own relief or reorganization, under any foreign, United States or state bankruptcy or insolvency law will (in and of itself) cause a termination of this Agreement or any of the licenses granted under this Agreement.

R.	U.S. Dollars. All payments to SVI contemplated in this Agreement, including payments of the License Fee, all royalty payments and payments of Sub-License Revenue, shall be made in U.S. Dollars.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SURGI-VISION, INC.		CARDIAC PACEMAKERS, INC.

BY	: /s/ Kim Jenkins	BY	: /s/ Fred A. Colen

NAME:	Kim Jenkins	NAME: Fred A. Colen

TITLE:	PRES	TITLE: Executive Vice President,
Operations and Technology CRM

ACKNOWLEDGEMENT BY BIONICS

Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation) acknowledges that even though it is not a party to this Agreement, it hereby agrees that Section 16 of this Agreement shall be binding upon it.

BY:	/s/ Michael Onuscheck

NAME:	Michael Onuscheck
TITLE:	President

EXHIBIT A

Billabong Patents

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B

NET SALES

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT C

BSC CORE PRODUCT INFORMATION

BSC Core Product Information is related to the design, development, manufacture, and commercialization of implantable medical leads for all cardiac applications. This includes but is not limited to:

1.	Design and development documents, methods, and data
a.	Device specifications
b.	Assembly drawings, including tolerances
c.	Material and component specifications, including tolerances
d.	Material and component supplier capability requirements
e.	Computational design evaluation methods and results, including FEA methods and results
f.	Biomechanics parameters used in design evaluation
g.	Biocompatibility requirements and data
h.	Design verification and validation methods and results, including fatigue testing and biocompatibility testing
i.	Pre-clinical and pre-market human clinical trial methods and results
j.	MRI performance-related testing methods and results

2.	Process development, manufacturing, and process control documents, methods, and data
a.	Manufacturing instructions and production methods, including connection methodologies and parameters, materials preparation and assembly techniques
b.	Supplier selection process, CPI’s or its Affiliates’ supplier identity and status of supplier relationship
c.	Supplier material and component qualification methods and results
d.	Process validation methods and results
e.	Process control methods and results including sampling plans, test and inspection methods and criteria

3.	Regulatory submission documents, methods and data
a.	Any non-public information relating to regulatory approval strategy, and communications with regulatory agencies

EXHIBIT D

ROYALTY PATENTS

[***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT E

SUB-LICENSE REVENUE EXAMPLES

Transactions subject to Sub-License Revenue:

•	A license or sublicense to a Third Party, granting such Third Party the right to make, have made, import, use or sell a Royalty Product

o	e.g., If CPI or its Affiliate(s) sells leads to a Third Party and also grants that Third Party a license/sublicense to make and sell devices which constitute Royalty Products, then CPI (for itself and/or on behalf of its Affiliate(s)) would make royalty payments for the sale of leads to that Third Party and will also make payments on the license/sublicense revenue CPI and/or its Affiliate(s) receives

Transactions not subject to Sub-License Revenue:

•	Grant of an implied license accompanying a sale of a Royalty Product (e.g., pursuant to first sale doctrine)

•	Grant of an explicit license accompanying a sale of a Royalty Product to use the product

6687551.6

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